Exhibit 99.1

GeoVax Reports 2013 Third Quarter Financial Results

Completion of Phase 1 therapeutic HIV vaccine trial; data expected in first quarter 2014

Completion of Phase 1 Preventative Vaccine Trial; top-line results expected in first quarter 2014

ATLANTA, GA., November 12, 2013 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing vaccines to prevent and treat HIV/AIDS, today reported financial results and recent developments for the three and nine months ended September 30, 2013.

GeoVax reported a net loss of $190,148 ($0.01 per share) for the three months ended September 30, 2013, compared to $296,779 ($0.02 per share) for the same period in 2012. For the nine months ended September 30, 2013, the Company’s net loss was $1,413,229 ($0.07 per share) as compared to $1,525,055 ($0.09 per share) in 2012.

Recent Developments and Highlights

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GeoVax received a Notice of Allowance from the U.S. Patent and Trademark Office (USPTO) for patent application U.S. 10/336,566 entitled, “Compositions and Methods for Generating an Immune Response” in October 2013. The patent, exclusively licensed from Emory University and the U.S. Government, broadly covers compositions, methods, and uses of the GeoVax’s DNA/MVA vaccine in eliciting cellular and humoral immune responses to an HIV antigen.

●	Therapeutic HIV Vaccine Program
o

GeoVax expects to complete GV-TH-01, the Phase 1 clinical trial of the Company’s first-generation HIV vaccine, during 2013, with final results and evaluation of trends to be reported in the first quarter of 2014. The primary endpoint of this 9 patient “treatment interruption” study is to evaluate the safety and immunogenicity of GeoVax’s vaccine in HIV-positive patients with well-controlled infections who are being treated with oral HIV medications. An exploratory objective of the study is to evaluate the vaccine’s ability to control re-emergent virus during a 12-week period of drug treatment interruption, in which patients are removed from anti-retroviral therapy.

o

In a follow-on study, GeoVax plans to initiate a Phase 1 clinical trial with GeoVax’s second-generation vaccine in combination with standard-of-care antiretroviral drug therapy. The primary endpoint will be to evaluate the safety and immunogenicity of GeoVax’s DNA/MVA vaccine. An exploratory objective will investigate the vaccine’s effect on clearing viral reservoirs. GeoVax expects to begin this trial in mid-2014.

●	Preventive HIV Vaccine Program
o

In October 2013, GeoVax presented additional results from HVTN 205, a multicenter, randomized Phase 2a trial, at the 2013 AIDS Vaccine Meeting in Barcelona, Spain. HVTN 205 evaluated the safety and immunogenicity of the Company’s first generation preventive HIV vaccine. At 6 months post-vaccination, patient antibody levels had declined less than 3-fold, indicating significant durability of the antibody response. The antibody responses after vaccination also had high affinity binding, a characteristic which has been associated with prevention of HIV infection in preclinical models.

o

GeoVax expects to complete HVTN094, a 48-patient Phase 1 clinical trial testing the safety and immunogenicity of its second-generation vaccine, in 2013. Top-line results should be available during the first quarter of 2014. This study is being conducted by the HIV Vaccine Trials Network (HVTN) with financial support from the National Institute of Allergy and Infectious Disease (NIAID) of the National Institutes of Health (NIH). GeoVax is actively engaged in discussions with the HVTN regarding the design of a Phase 2 clinical trial following the successful completion of HVTN094. GeoVax currently anticipates the trial to include a Phase 2a study, with the primary endpoint of expanding the safety profile of the Company’s second-generation vaccine.

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“This is a crucial and exciting time for GeoVax. We have important near-term milestones ahead of us, including the completion of two key Phase 1 clinical trials” said Robert McNally, PhD, GeoVax’s President and CEO. “As we enter 2014, we will continue to place emphasis in the success of our clinical progress. Our relationship with the HVTN and the NIAID remains strong, and we should be entering into a Phase 2a trial with our preventive vaccine in mid-2014. We also plan to initiate a second Phase 1 trial with our therapeutic vaccine in 2014. As other HIV vaccines have fallen by the wayside over the past several years, GeoVax continues to move forward with what we believe will be a successful approach to HIV prevention and treatment through effective vaccination.”

Third Quarter Financial Results

The Company reported revenues of $1,004,211 and $2,242,812 for the three-month and nine-month periods of 2013, respectively, related to grants from the National Institutes of Health (NIH) in support of its HIV/AIDS vaccine development efforts. This compares to $638,000 and $2,197,761 of grant revenue reported for the comparable periods of 2012. As of September 30, 2013, there is approximately $1.0 million in unused grant funds remaining and available for use.

Research and development (R&D) expenses were $879,107 and $2,314,291 for the three-month and nine-month periods of 2013, respectively, as compared to $601,690 and $2,386,460 for the comparable periods of 2012. R&D expenses include direct costs funded by NIH grants, as well as vaccine manufacturing costs and expenses related to the Phase 1 clinical trial of the Company’s therapeutic HIV vaccine. Costs associated with the ongoing Phase 1 clinical trial of GeoVax’s preventive HIV vaccine, being conducted by the HVTN, are funded directly by the NIH and are not reflected in GeoVax’s financial statements. General and administrative (G&A) expenses were $316,452 and $1,345,179 for the three-month and nine-month periods of 2013, respectively, as compared to $334,166 and $1,339,300 for the comparable periods of 2012.

GeoVax reported cash balances of $1,720,616 at September 30, 2013, as compared to $1,035,925 at December 31, 2012.

Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

About GeoVax’s Technology

GeoVax’s unique, two component vaccine, a recombinant DNA and a recombinant modified vaccinia Ankara (MVA), is designed to stimulate both anti-HIV T cell and anti-HIV antibody immune responses. GeoVax’s DNA and MVA vaccines are used in a prime/boost protocol in which priming is done with the DNA and boosting with the MVA. Both the DNA and MVA express the three major proteins of the AIDS virus: Gag, Pol, and Env, and produce non-infectious virus-like-particles. GeoVax’s vaccines are unique in expressing virus-like particles that display the trimeric membrane bound form of the HIV-1 envelope glycoprotein. In GeoVax’s second generation vaccine, the DNA prime co-expresses GM-CSF with the virus-like particles, delivering a normal human protein that stimulates immune responses to the site of vaccination. All preventative Phase 1 human clinical trials conducted to date tested various combinations and doses of our DNA and MVA vaccines, their ability to raise anti-HIV humoral (antibody) and cellular (cytotoxic T cell) immune responses, as well as the vaccines’ safety.

About HIV/AIDS

AIDS can affect anyone, regardless of race, gender, age or sexual orientation. 33 million people are currently infected globally and it is estimated that there will be 2.5 million new infections this year. Since the beginning of the epidemic, over a million people in the U.S. have contracted the virus. Every 9½ minutes, someone in the U.S. is infected with AIDS. Globally, HIV is the top killer among women of reproductive age. HIV is a worldwide disease with different subtypes (or clades) of the virus predominating in different regions of the world. Clade B is the predominant subtype in North America. Globally, most infections involve Clades AG, B, and C. GeoVax most advanced vaccines under development are designed to function against Clade B.

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For more information, please visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: HVTN will commence, complete enrollment, and generate data regarding GeoVax vaccine clinical trials as and when expected, GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective, less costly, or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Susanna Mesa

The Trout Group

Tel: +1 (646) 378-2933

Email: smesa@troutgroup.com

FINANCIAL TABLES FOLLOW

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Condensed Consolidated Statements of Operations Information

(amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues
Grant Revenue	$1,004	$638	$2,243	$2,198

Operating expenses:
Research and development	879	602	2,314	2,387
General and administrative	316	334	1,345	1,339
	1,195	936	3,659	3,726

Other income:
Interest income	1	1	3	3
	1	1	3	3

Net loss	$(190)	$(297)	$(1,413)	$(1,525)

Loss per common share	$(0.01)	$(0.02)	$(0.07)	$(0.09)

GEOVAX LABS, INC.

Condensed Balance Sheet Information

(amounts in thousands)

	Sep. 30,	Dec. 31,
	2013	2012
Assets:
Cash and cash equivalents	$1,721	$1,036
Other current assets	73	308
Total current assets	1,794	1,344

Property, net	144	103
Other assets	23	31
Total assets	$1,961	$1,478

Liabilities and stockholders’ equity
Current liabilities	$225	$327
Stockholders’ equity	1,736	1,151
Total liabilities and stockholders’ equity	$1,961	$1,478

Shares Outstanding	21,667	18,733

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